SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 27, 2004

SOUTHERN FINANCIAL BANCORP, INC.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	0-22836 (Commission File Number)	54-1779978 (I.R.S. Employer Identification No.)

37 East Main Street Warrenton, Virginia (Address of principal executive offices)	20186 (Zip Code)

Registrant’s telephone number, including area code: (540) 349-3900

Item 2. Acquisition or Disposition of Assets.

     On February 27, 2004, the merger of Essex Bancorp, Inc., a Virginia corporation (“Essex”), into Southern Financial Bancorp, Inc., a Virginia corporation (“Southern Financial”), was completed. In the merger, each share of the common stock of Essex was converted into the right to receive 0.38719 of a share of common stock of Southern Financial, with cash paid in lieu of fractional shares. Southern Financial issued approximately 1,003,758 shares in the merger. A press release announcing the completion of the merger was issued on February 27, 2004 and is attached hereto as Exhibit 99.1.

     Immediately prior to the merger, LoanCare Servicing Center, Inc. (“LoanCare”), a Virginia corporation and wholly owned subsidiary of Essex, was spun off to the shareholders of Essex (other than holders of restricted Essex common stock). The spin off was effected by a pro rata dividend of one share of LoanCare common stock for each share of Essex common stock held at the close of business on February 26, 2004. Immediately following the merger, Southern Financial acquired 24.9% of the outstanding shares of LoanCare common stock.

     The merger was effected pursuant to the Amended and Restated Agreement and Plan of Reorganization dated as of July 24, 2003 by and among Southern Financial, Essex and LoanCare. The merger agreement was included as Appendix A to the Registration Statement on Form S-4 (Registration No. 333-110762) filed by Southern Financial with the Securities and Exchange Commission on November 25, 2003, as amended by Amendment No. 1 to the Registration Statement on Form S-4 filed on January 9, 2004. The proxy statement-prospectus included as a part of the Registration Statement sets forth additional information regarding the merger.

Item 7. Financial Statements and Exhibits.

(a) Financial statements of Essex Bancorp, Inc.

The following financial statements of Essex Bancorp, Inc. are being filed with this Current Report on Form 8-K:

•	Independent Auditors’ Report

•	Consolidated Balance Sheets as of December 31, 2003 and 2002

•	Consolidated Statements of Operations for the Years Ended December 31, 2003, 2002 and 2001

•	Consolidated Statements of Shareholders’ Equity and Comprehensive Income for the Years Ended December 31, 2003, 2002 and 2001

•	Consolidated Statements of Cash Flows for the Years Ended December 31, 2003, 2002 and 2001

•	Notes to Consolidated Financial Statements

(b) Pro forma financial information.

The following unaudited pro forma financial statements of Southern Financial Bancorp, Inc. are being filed with this Current Report on
Form 8-K:

•	Unaudited Pro Forma Combined Balance Sheet as of December 31, 2003

•	Unaudited Pro Forma Combined Statement of Income for the Year Ended December 31, 2003

(c) Exhibits. The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit
Number	Description of Exhibit
2.1	Amended and Restated Agreement and Plan of Reorganization by and among Southern Financial Bancorp, Inc., Essex Bancorp, Inc. and LoanCare Servicing Center, Inc. dated as of July 24, 2003 (included as Appendix A to the proxy statement/prospectus, which forms a part of Southern Financial’s Registration Statement on Form S-4, Registration No. 333-110762).

99.1	Press Release issued by Southern Financial Bancorp, Inc. on February 27, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN FINANCIAL BANCORP, INC.

Dated: March 11, 2004	By /s/ Patricia A. Ferrick Patricia A. Ferrick Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
2.1	Amended and Restated Agreement and Plan of Reorganization by and among Southern Financial Bancorp, Inc., Essex Bancorp, Inc. and LoanCare Servicing Center, Inc. dated as of July 24, 2003 (included as Appendix A to the proxy statement/prospectus, which forms a part of Southern Financial’s Registration Statement on Form S-4, Registration No. 333-110762).

99.1	Press Release issued by Southern Financial Bancorp, Inc. on February 27, 2004.

ESSEX BANCORP, INC.
AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003, 2002 and 2001

KPMG LLP
2100 Dominion Tower
999 Waterside Drive
Norfolk, VA 23510

Independent Auditors’ Report

The Board of Directors
Essex Bancorp, Inc.:

We have audited the accompanying consolidated balance sheets of Essex Bancorp, Inc. and subsidiaries (the Company) as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Essex Bancorp, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

February 24, 2004

ESSEX BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2003 and 2002

	2003	2002
ASSETS
Cash	$19,433,641	$20,208,505
Interest-bearing deposits	107,384,421	24,427,770
Federal funds sold	—	2,551,839

Cash and cash equivalents	126,818,062	47,188,114
Federal Home Loan Bank stock	1,482,400	1,795,900
Securities available for sale at fair value	1,552,333	521,707
Mortgage-backed securities available for sale at fair value	1,485,078	1,828,280
Mortgage-backed securities held to maturity-fair value of $37,704,000 in 2003	37,918,174	—
Loans, net of allowance for loan losses of $1,450,000 in 2003 and $1,446,000 in 2002	152,614,016	240,389,674
Loans held for sale	1,810,206	8,580,423
Mortgage servicing rights, net	1,785,316	1,378,566
Foreclosed properties, net	831,555	863,806
Accrued interest receivable	765,909	1,273,348
Advances for taxes, insurance, and other	336,189	578,643
Premises and equipment, net	4,208,537	4,360,348
Deferred tax asset, net	4,333,383	4,725,092
Other assets	966,747	1,223,227

Total Assets	$336,907,905	$314,707,128

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$56,277,688	$67,022,243
Interest-bearing	250,595,503	219,963,576

Total deposits	306,873,191	286,985,819
Note payable	1,398,031	1,708,705
Other liabilities	3,797,511	2,741,490

Total Liabilities	312,068,733	291,436,014
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common stock, $.01 par value:
Authorized shares – 5,000,000
Issued and outstanding shares – 2,500,052	25,001	25,001
Additional paid-in capital	21,821,824	21,821,824
Accumulated other comprehensive income	8,275	11,058
Retained earnings	2,984,072	1,413,231

Total Shareholders’ Equity	24,839,172	23,271,114

Total Liabilities and Shareholders’ Equity	$336,907,905	$314,707,128

See accompanying notes to consolidated financial statements.

ESSEX BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
INTEREST INCOME
Loans, including fees	$13,133,724	$15,850,809	$20,011,805
Loans held for sale	404,598	349,399	262,619
Federal funds sold	18,013	39,425	57,352
Investment securities, including dividend income	72,629	173,114	256,830
Mortgage-backed securities	353,086	72,217	47,580
Other	682,105	224,720	409,604

Total Interest Income	14,664,155	16,709,684	21,045,790

INTEREST EXPENSE
Deposits	6,005,625	8,190,828	12,732,124
Federal Home Loan Bank advances	4,494	251,220	1,148,198
Note payable	61,562	80,654	27,134
Other	406	—	9,337

Total Interest Expense	6,072,087	8,522,702	13,916,793

Net Interest Income	8,592,068	8,186,982	7,128,997
PROVISION FOR LOAN LOSSES	434,084	234,817	375,000

Net Interest Income After Provision for Loan Losses	8,157,984	7,952,165	6,753,997
NONINTEREST INCOME
Loan servicing fees, net	2,601,592	1,493,499	1,039,527
Mortgage banking income, including gains on sales of loans	1,319,964	1,191,947	828,247
Other service charges and fees	1,459,551	1,037,748	768,005
Gain on sale of securities	—	4,182	39,873
Other	2,133,531	1,055,603	702,176

Total Noninterest Income	7,514,638	4,782,979	3,377,828

NONINTEREST EXPENSE
Salaries and employee benefits	6,958,958	5,950,213	5,242,085
Net occupancy and equipment	1,134,224	1,126,353	1,021,496
Deposit insurance premiums	48,190	44,570	81,413
Service bureau fees	1,119,078	796,999	633,016
Professional fees	1,085,438	294,965	293,445
Foreclosed properties, net	(5,345)	(28,265)	52,921
Telecommunications expense	368,691	268,917	277,080
Other	2,221,009	1,607,996	1,525,475

Total Noninterest Expense	12,930,243	10,061,748	9,126,931

Income Before Income Taxes	2,742,379	2,673,396	1,004,894
NET PROVISION FOR INCOME TAXES	1,171,538	40,641	385,803

Net Income	$1,570,841	$2,632,755	$619,091

Basic earnings per common share	$.63	$1.05	$.40

Diluted earnings per common share	$.63	$1.05	$.40

See accompanying notes to consolidated financial statements.

ESSEX BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
For the Years ended December 31, 2003, 2002 and 2001

							Accumu-
	Series B	Series C					lated Other
	Preferred	Preferred	Common	Additional	Compre-		Compre-
	Stock, $6.67	Stock, $6.67	Stock, $.01	Paid-in	hensive	Retained	hensive
	Stated Value	Stated Value	Par Value	Capital	Income	Earnings (Deficit)	Income	Total
Balance, January 1, 2001	$14,173,750	$833,750	$10,606	$8,687,761		$(1,838,615)	$—	$21,867,252
Comprehensive income
Net income					$619,091	619,091
Other comprehensive income:
Unrealized gains on securities available for sale, net of tax of $2,690					4,278		4,278

Comprehensive income					$623,369			623,369

Going-private transaction, including transaction costs	(14,173,750)	(833,750)	14,395	13,152,976				(1,840,129)

Balance, December 31, 2001	—	—	25,001	21,840,737		(1,219,524)	4,278	20,650,492
Comprehensive income
Net income					$2,632,755	2,632,755
Other comprehensive income:
Unrealized gains on securities available for sale, net of tax of $4,262					6,780		6,780

Comprehensive income					$2,639,535			2,639,535

Going-private transaction costs				(18,913)				(18,913)

Balance, December 31, 2002	—	—	25,001	21,821,824		1,413,231	11,058	23,271,114
Comprehensive income
Net income					$1,570,841	1,570,841
Other comprehensive income:
Unrealized loss on securities available for sale, net of tax of $(1,774)					(2,783)		(2,783)

Comprehensive income					$1,568,058			1,568,058

Balance, December 31, 2003	$—	$—	$25,001	$21,821,824		$2,984,072	$8,275	$24,839,172

See accompanying notes to consolidated financial statements.

ESSEX BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
OPERATING ACTIVITIES
Net income	$1,570,841	$2,632,755	$619,091
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Provision for losses on loans, foreclosed properties and servicing	568,303	279,194	467,453
Deferred tax asset, net	391,709	(414,277)	344,791
Depreciation and amortization of premises and equipment	481,647	466,613	442,646
Net amortization (accretion) of:
Premiums and discounts on loans, investments and mortgage-backed securities	248,471	169,227	6,523
Mortgage servicing rights	802,037	612,866	662,531
Mortgage banking activities:
Proceeds from loan sales	78,968,900	41,217,310	45,226,671
Loan originations and purchases	(70,933,692)	(41,574,436)	(50,562,180)
Realized gains from sale of loans	(1,355,204)	(1,115,054)	(687,074)
Realized (gains) losses from sales of:
Securities available for sale	—	(4,182)	(39,873)
Loans held for investment	90,214	—	(85,840)
Foreclosed properties	(199,272)	(56,121)	(5,963)
Premises and equipment	(5,420)	4,265	8,517
Changes in operating assets and liabilities:
Accrued interest receivable	507,439	287,245	393,573
Advances for taxes, insurance and other	206,454	(40,554)	262,907
Other assets	258,366	2,339,703	603,394
Other liabilities	1,045,269	270,674	315,531

Net cash provided by (used in) operating activities	12,646,062	5,075,228	(2,027,302)

INVESTING ACTIVITIES
Redemption of Federal Home Loan Bank stock	313,500	969,100	—
Purchase of securities held to maturity	(39,280,388)	—	—
Proceeds from sale of securities held to maturity	—	—	1,048,550
Purchases of securities available for sale	(1,030,626)	(10,778,495)	(1,034,733)
Proceeds from sales of securities available for sale	—	8,780,662	—
Principal remittances on mortgage-backed securities	1,677,327	1,391,138	535,333
Decrease (increase) in net loans	68,119,552	16,776,850	6,120,145
Proceeds from sale of loans held for investment	17,737,636	—	—
Proceeds from sales of foreclosed properties	1,509,373	861,367	559,019
Additions to foreclosed properties	(116,736)	(74,456)	(84,270)
Purchases of mortgage servicing rights	(1,208,786)	(339,197)	(199,377)
Purchases of premises and equipment	(379,866)	(201,862)	(1,110,220)
Proceeds from sales of premises and equipment	55,450	—	1,233

Net cash provided by investing activities	47,396,436	17,385,107	5,835,680

(Continued)

ESSEX BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
For the Years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
FINANCING ACTIVITIES
Net increase in NOW and savings deposits	25,969,346	37,888,318	25,529,737
Net increase (decrease) in certificates of deposit	(6,081,974)	(20,837,582)	1,809,760
Proceeds from Federal Home Loan Bank advances	11,000,000	78,000,000	89,000,000
Repayment of Federal Home Loan Bank advances	(11,000,000)	(86,000,000)	(122,000,000)
Proceeds from note payable	—	107,861	1,756,180
Payments on note payable	(310,674)	(155,336)	—
Payments on capital lease obligation	—	—	(99,931)
Going-private transaction	—	(18,913)	(1,840,129)
Redemption of Settlement Preferred Stock	10,752	(261)	(3,388)

Net cash provided by (used in) financing activities	19,587,450	8,984,087	(5,847,771)

Increase (decrease) in cash and cash equivalents	79,629,948	31,444,422	(2,039,393)
Cash and cash equivalents at beginning of year	47,188,114	15,743,692	17,783,085

Cash and cash equivalents at end of year	$126,818,062	$47,188,114	$15,743,692

NONCASH INVESTING AND FINANCING ACTIVITIES
Transfer from loans to foreclosed properties	$1,259,332	$1,374,295	$534,258
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$3,707,551	$4,270,359	$6,670,902
Income taxes, net of refunds	521,757	520,000	51,694

See accompanying notes to consolidated financial statements.

ESSEX BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2003, 2002 and 2001

NOTE 1 - ORGANIZATION

Essex Bancorp, Inc. (“EBI”) is a Virginia corporation that was formed in 2001 to be the surviving holding company upon completion of the going-private merger with its parent, Essex Bancorp, Inc. (“Bancorp”), as described in Note 3. EBI is the single thrift holding company for Essex Savings Bank, F.S.B. (the “Bank”), a federally-chartered savings bank which at December 31, 2003 operates (i) five retail banking branches located in North Carolina and Virginia and (ii) Essex First Mortgage (“Essex First”), a division of the Bank, that engages in the origination and sale of residential mortgage loans, the origination of residential construction loans to individuals and builders and the participation in residential construction, acquisition and development and lot loans. EBI’s other principal operating subsidiary is LoanCare Servicing Center, Inc. (“LoanCare”), known until October 8, 2003 as Essex Home Mortgage Servicing Corporation. LoanCare is a wholly owned subsidiary of the Bank that is engaged primarily in the servicing of mortgage loans owned by the Bank, governmental agencies, and third-party investors.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of EBI and its subsidiaries (collectively, the “Company”). Significant intercompany accounts and transactions have been eliminated in consolidation.

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and that affect the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimated.

Cash and Cash Equivalents: Cash equivalents include interest-bearing deposits and federal funds sold. Generally, federal funds sold are purchased for one-day periods.

Federal Home Loan Bank (“FHLB”) Stock: FHLB stock is stated at cost. No ready market exists for this stock and it has no quoted market value because FHLB stock is not considered debt or an equity security. FHLB stock is assumed to have market value which is equal to cost.

Investments and Mortgage-Backed Securities: Investment securities and mortgage-backed securities are classified upon acquisition as held to maturity or available for sale. Those securities designated as held to maturity are carried at cost adjusted for amortization of premiums and accretion of discounts. Interest income, including amortization of premiums and accretion of discounts, is recognized by the interest method, adjusted for effects of changes in prepayments and other assumptions. Those securities designated as available for sale are carried at fair value, and unrealized gains and losses are reported as a component of other comprehensive income within shareholders’ equity. If securities are sold, the adjusted cost of the specific security sold is used to compute the gain or loss on the sale. The market value of securities is based upon valuations obtained from brokers and their market analyses and management estimates.

Loans and Foreclosed Properties: Loans held for investment are stated at the principal amount outstanding with adjustments for related premiums or discounts, net deferred loan fees, participations sold, and an allowance for loan losses. The allowance for loan losses is maintained to absorb probable losses in the loan portfolio. Management’s determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio, and other relevant factors. The allowance is increased by provisions for loan losses charged against income. Actual future losses may differ from estimates as a result of unforeseen events.

In accordance with Statement of Financial Accounting Standard (SFAS) 114, a loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all contractual interest and principal payments as scheduled in the loan agreement. The impaired value of collateral-dependent loans is generally determined based on the fair value of the collateral when it is determined that foreclosure is probable. Generally, it is management’s policy to charge-off the impaired portion of any collateral-dependent loan where supported by appraisals or other evidence of value. Otherwise, the impairment is determined based on the present value of the expected cash flows and deficiencies are provided for through the allowance for loan losses.

Properties acquired in settlement of loans are recorded at fair value less estimated selling costs upon acquisition and thereafter are carried at the lower of cost or fair value less estimated selling costs. Revised estimates to the fair value less selling costs are reported as adjustments to the carrying amount of the asset provided that such adjusted value is not in excess of the carrying amount at acquisition. Gains or losses on the sale of and revaluation adjustments to foreclosed properties are credited or charged to expense. Costs incurred in connection with ownership of the property, including interest on indebtedness, are expensed to the extent not previously provided for in calculating fair value less estimated selling costs. Costs relating to the development or improvement of the property are capitalized to the extent these costs increase fair value less estimated selling costs.

Management believes that the allowances for losses on loans and foreclosed properties are adequate. While management uses available information to recognize losses on loans and foreclosed properties, future additions to the allowances may be necessary based on changes in economic conditions or characteristics of the loan portfolio.

Loan Income: Interest on loans, including amortization of premiums and accretion of discounts, is computed using methods that result in level rates of return on principal amounts outstanding. Loan origination fees and direct loan origination costs are deferred and amortized over the contractual lives of the related loans using methods that result in a constant effective yield on principal amounts outstanding.

The accrual of interest on loans is discontinued based on delinquency status, an evaluation of the related collateral, and on the borrower’s ability to repay the loan. Generally, loans past due more than 90 days are placed in nonaccrual status; however, in instances where the borrower has demonstrated an ability to make timely payments, loans past due more than 90 days may be returned to an accruing status provided two criteria are met: (1) all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within a reasonable period, and (2) there is a sustained period of repayment performance (generally a minimum of six months) by the borrower. Cash receipts from an impaired loan, whether designated as principal or interest, are applied to reduce the carrying value of the loan. When future collection of the loan balance is expected, interest income may be recognized on a cash basis.

Mortgage Banking Activities: Loans held for sale are carried at the lower of aggregate cost or market. The market value of loans held for sale is determined by commitment agreements with investors or estimates by management based on comparable loan sales in the secondary market. Gains or losses on loan sales are recognized for financial reporting purposes at the time of sale and are determined by the difference between the sales proceeds and the carrying value of the loans, with an adjustment for recourse provisions or an allocation of the basis to the estimated fair value of servicing rights if servicing is retained.

Capitalized mortgage servicing assets consist of both purchased and originated servicing rights (collectively, “MSRs”). MSRs are amortized in proportion to, and over the period of, the estimated future net servicing revenues of the underlying mortgage loans. The Company’s policy for assessing impairment of MSRs is based on their fair values and is evaluated by stratifying the MSRs based on predominant risk characteristics of the underlying loans, primarily interest rate. Fair value is estimated based on discounted anticipated future cash flows, taking into consideration market-based prepayment estimates. If the carrying value of the MSRs exceeds the estimated fair value, a valuation allowance is established. Changes to the valuation allowance are charged against or credited to amortization of MSRs.

Fees for servicing loans are credited to mortgage servicing income when the related mortgage payments are collected. Depending on the terms of the servicing contracts, such fees are normally based upon either the outstanding principal balance of such loans or the number of loans processed. Servicing expenses are charged to operations when incurred.

Premises and Equipment: Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method. Estimated useful lives range from 32 to 40 years for buildings, from three to seven years for furniture and equipment and up to the lease term for leasehold improvements.

Income Taxes: Consolidated corporate income tax returns are filed for EBI and its subsidiaries. The Company applies an asset and liability approach for determining income taxes. Deferred income taxes are recognized for the estimated tax effects of differences between the basis of assets and liabilities for financial reporting and income tax purposes. Deferred tax assets are only recognized when, in the judgment of management, it is more likely than not that they will be realized.

NOTE 3 - GOING-PRIVATE TRANSACTION

On August 31, 2001, Bancorp’s common shareholders approved a going-private transaction whereby Bancorp was merged into EBI and each outstanding share of Bancorp’s publicly-traded common stock was exchanged for $1.45. As a result of the merger, Bancorp ceased to be a public company and the holders of Bancorp’s common stock have no continuing ownership interest in the business of the Company. In addition, Bancorp’s preferred stock and warrants were exchanged for common stock of EBI. After the merger, the former holders of Bancorp’s preferred stock and warrants own all of the shares of EBI’s common stock. The former holders of the preferred stock are no longer entitled to receive dividends on the preferred stock, and the number of shares of EBI common stock that they received in the merger reflected their accrued but unpaid dividends through the merger.

NOTE 4 - RESTRICTIONS ON CASH AND CASH EQUIVALENTS

Federal Reserve Board regulations require reserve balances on deposits to be maintained by the Bank in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank. Effective March 15, 2001, the Office of Thrift Supervision (“OTS”), the Bank’s primary regulator, implemented a regulatory repeal of the statutory 4% liquidity requirements for savings associations. However, the Company must maintain adequate liquidity to assure safe and sound operations. Accordingly, the Company has established a policy that the Bank maintain a minimum 5% ratio of average daily liquid assets, including but not limited to cash and cash equivalents, to the sum of its average daily balances of net withdrawable deposit accounts and borrowings payable in one year or less.

NOTE 5 – EARNINGS PER SHARE

The components of the Company’s earnings per share calculations for the years ended December 31, 2003, 2002 and 2001 are as follows:

	2003	2002	2001
Net income	$1,570,841	$2,632,755	$619,091
Weighted average common shares outstanding:	2,500,052	2,500,052	1,541,760

Earnings per share	$.63	$1.05	$.40

Income per share is computed based on net income available to common shareholders divided by the average number of common shares outstanding for each period. There are no potentially dilutive common shares; therefore, basic and diluted EPS are the same. Earnings per share for 2003 is not adjusted for the conditionally granted restricted stock discussed in Note 19.

NOTE 6 - INVESTMENT SECURITIES

Securities available for sale include a $1,552,000 and $522,000 mutual fund investment at December 31, 2003 and 2002, respectively, which is designed for use as an overnight liquid investment. The mutual fund portfolio is invested in federal funds and repurchase agreements, which are fully collateralized by U.S. Government and/or agency obligations. The fund is managed to have an average maturity of one to seven days, and to maintain a stable net asset value of $1.00 per share.

Gains on investment securities sold during the year totaled $0, $4,000, and $40,000, in 2003, 2002 and 2001, respectively. There was no accrued interest on investment securities at either December 31, 2003 or 2002.

NOTE 7 - MORTGAGE-BACKED SECURITIES

Mortgage-backed securities (“MBS”) available for sale at December 31, 2003 of $1.5 million consisted of: a Ginnie Mae adjustable rate MBS maturing in 2031 with an amortized cost of $474,000 and a fair value of $475,000, which was also held at December 31, 2002 with an amortized cost of $737,000 and a fair value of $749,000; a Freddie Mac adjustable rate MBS maturing in 2031 with an amortized cost of $567,000 and a fair value of $585,000, which was also held at December 31, 2002 with an amortized cost of $598,000 and a fair value of $601,000; and a Fannie Mae adjustable rate MBS maturing in 2032 with an amortized cost of $408,000 and a fair value of $424,000, which was also held at December 31, 2002 with an amortized cost of $475,000 and a fair value of $479,000. These MBS are pledged as collateral for public depository accounts over $100,000.

MBS held for investment at December 31, 2003 of $37.9 million consisted of: five Ginnie Mae adjustable rate MBS maturing in 2032 and 2033; a Fannie Mae fixed rate MBS maturing in 2013; and a Freddie Mac fixed rate MBS maturing in 2013, all of which were purchased in 2003. The Ginnie Mae MBS have a combined book value of $27.9 million and a fair value of $27.7 million; the Fannie Mae MBS has a book value of $5.1 million and a fair value of $5.1 million; and the Freddie Mac MBS has a book value of $4.9 million and a fair value of $4.9 million.

Excluding securities issued by the U.S. Government and its agencies, there were no investments in securities from one issuer that exceeded 10% of shareholders’ equity at December 31, 2003 or 2002.

Accrued interest on MBS available for sale was $5,600 and $9,700 at December 31, 2003 and 2002, respectively. Accrued interest on MBS held for investment was $115,700 at December 31, 2003.

NOTE 8 - LOANS

Net loans held for investment at December 31 include (in thousands):

	2003	2002
Real estate:
First mortgages	$140,346	$135,885
Second mortgages	1,331	1,534
Construction and development	1,232	92,095
Commercial	1,496	2,130
Consumer	6,396	9,363
Commercial - other	2,485	392
Secured by deposits	778	437

Total Loans	154,064	241,836
Less:
Allowance for loan losses	1,450	1,446

Net Loans	$152,614	$240,390

Included in total loans at December 31, 2003 and 2002 are unamortized premiums of $767,000 and $479,000, respectively. Accrued interest on loans was $626,000 and $1.2 million at December 31, 2003 and 2002, respectively.

At December 31, net loans included the following impaired residential real estate loans (in thousands):

	2003	2002
First mortgages	$871	$599
Construction loans	656	—

Total impaired residential real estate loans	1,527	599
Less:
Allowance for loan losses	260	84

Net impaired residential real estate loans	$1,267	$515

The Company’s average net investment in impaired residential real estate loans was $872,000 and $537,000 during the years ended December 31, 2003 and 2002, respectively. In addition, these loans were in a nonaccrual status as of December 31, 2003 and 2002.

As of December 31, 2003, the Bank had outstanding commitments (including unfunded portions of lines of credit and construction loan and participation commitments) to fund approximately $828,000 in mortgage loans and $456,000 in nonmortgage loans. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because it is possible that the commitments can expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counter party. Collateral held generally consists of real estate. Allowance for loss reserves related to commitments is not material.

The Bank originates first and second mortgage and consumer loans primarily in North Carolina and Virginia. The Bank will also acquire residential mortgage loans, consumer loans and construction and development loan participations from third parties. On December 31, 2003, there were no outstanding commitments to purchase loans. Acquired loans comprised approximately 43% and 47% of total loans at December 31, 2003 and 2002, respectively. The Bank requires collateral on all residential mortgage loans and, at origination, generally requires that loan-to-value ratios be no greater than 80%, unless private mortgage insurance has been obtained, in which case higher loan-to-value ratios may be maintained.

In connection with the pending merger of EBI with Southern Financial Bancorp, Inc. (Note 23), the Company has taken several steps to decrease its construction loan portfolio. On December 31, 2003, the Company sold, at par, the performing loans comprising the construction permanent loans, the direct builder construction loans originated by Essex, and the remaining construction loan participation portfolios. The remaining construction loans are nonperforming loans.

At December 31, 2003, 2002 and 2001, the Company had $1.6 million, $1.2 million and $1.4 million, respectively, in nonaccrual loans. Interest income that would have been recorded in accordance with the original terms of the nonaccrual loans amounted to approximately $75,000, $69,000, and $55,000, for the years ended December 31, 2003, 2002 and 2001, respectively. No interest income was recognized while loans were in a nonaccrual status.

Changes in the allowance for loan losses for the years ended December 31 are as follows:

	2003	2002
Balance at beginning of period	$1,445,888	$1,837,482
Provision for loan losses	434,084	234,817

	1,879,972	2,072,299
Loans charged-off, net of recoveries	(430,178)	(626,411)

Balance at end of period	$1,449,794	$1,445,888

Loans held for sale at December 31, 2003 and 2002 consisted of first mortgage loans originated by Essex First. As of December 31, 2003 and 2002, Essex First had outstanding commitments to deliver mortgage loans totaling approximately $1.3 million and $1.8 million, respectively, which were committed for sale to unaffiliated third parties.

Essex First sells substantially all conventional loans without recourse so that losses incurred as a result of nonperformance with respect to the loans sold become the responsibility of the purchaser of the loan as of the date of the closing. On occasion, however, Essex First will sell conventional loans in the secondary market with recourse. As of December 31, 2003, there was $2.2 million of loans outstanding that were previously originated and sold by Essex First in the secondary market with recourse.

NOTE 9 - FORECLOSED PROPERTIES

Foreclosed properties at December 31 consist of the following:

	2003	2002
Properties acquired through foreclosure	$938,039	$912,315
Less allowance for losses	106,484	48,509

	$831,555	$863,806

Changes in the allowance for losses on foreclosed properties for the years ended December 31 are as follows:

	2003	2002
Balance at beginning of year	$48,509	$22,525
Provision for losses on foreclosed properties	187,085	54,965

	235,594	77,490
Charge-offs, net of recoveries	(129,110)	(28,981)

Balance at end of year	$106,484	$48,509

NOTE 10 - PREMISES AND EQUIPMENT

Premises and equipment at December 31 include:

	2003	2002
Land	$849,640	$849,640
Buildings	2,780,832	2,780,832
Furniture and equipment	3,124,468	3,872,933
Leasehold improvements	697,128	664,149

	7,452,068	8,167,554
Less accumulated depreciation and amortization	3,243,531	3,807,206

	$4,208,537	$4,360,348

During 2001, the Company renewed the operating lease for its corporate offices and increased the square footage leased to accommodate LoanCare’s servicing operations. The Company funded all renovations to the building in exchange for certain rent concessions, the benefits of which are recognized on a straight-line basis over the 10 year lease term.

Certain premises and equipment are subject to noncancelable operating lease agreements. Future minimum lease commitments with terms in excess of one year at December 31, 2003, including cost escalation provisions, are as follows:

2004	$382,843
2005	376,586
2006	386,275
2007	397,863
2008	409,799
Later years	1,304,646

$3,258,012

Rent expense for the years ended December 31, 2003, 2002 and 2001 amounted to $397,089, $411,507, and $286,888, respectively.

NOTE 11 - DEPOSITS

Deposits at December 31 include (dollars in thousands):

	2003		2002
	Amount	Percent	Amount	Percent
NOW accounts - noninterest-bearing	$56,278	18.34%	$67,021	23.35%
Passbook and Holiday Club	7,360	2.40	6,548	2.28
NOW accounts – interest-bearing	10,061	3.28	8,721	3.04
Money market	74,678	24.33	40,118	13.98
Certificate accounts	158,496	51.65	164,578	57.35

	$306,873	100.00%	$286,986	100.00%

A summary of certificate accounts by scheduled maturity at December 31, 2003 is as follows (in thousands):

2004	$89,101
2005	22,843
2006	16,089
2007	20,841
2008 and thereafter	9,622

$158,496

Certificate accounts in excess of $100,000 at December 31, 2003 and 2002 amounted to $15.5 million and $16.8 million, respectively.

Interest expense on interest-bearing deposits for the years ended December 31 is as follows:

	2003	2002	2001
Passbook and Holiday Club	$53,039	$76,572	$154,113
NOW accounts	20,684	50,775	146,833
Money market accounts	642,656	774,335	1,196,201
Certificate accounts	5,289,246	7,289,146	11,234,977

	$6,005,625	$8,190,828	$12,732,124

NOTE 12 - FEDERAL HOME LOAN BANK ADVANCES

The following table presents certain information regarding FHLB advances at the dates and for the periods indicated:

	At or For the Year Ended December 31,
	2003	2002	2001
	(dollars in thousands)
Balance at end of period	$—	$—	$8,000
Weighted average interest rate at end of period	—	—	1.83%
Maximum amount outstanding at any month’s end	$4,000	$26,000	$42,000
Average amount outstanding during the period	$304	$12,775	$24,373
Weighted average interest rate during the period	1.48%	1.97%	4.71%

Advances from the FHLB, if any, are collateralized by mortgage loans. The unused lendable collateral value was approximately $43.0 million at December 31, 2003. Advances are subject to application approval by the FHLB.

The $8.0 million of FHLB advances at December 31, 2001 were adjustable rate advances indexed to the FHLB overnight deposit rate that reprices daily.

NOTE 13 - NOTE PAYABLE

The funds required to complete the going-private merger described in Note 3 and to pay related fees and expenses were provided from the proceeds of a loan made to EBI by RBC Centura Bank. RBC Centura Bank loaned $1,756,000 as of December 31, 2001 and an additional $108,000 in 2002 for a total of $1.864 million to EBI to allow EBI to pay the total costs associated with the merger, including the price for Bancorp’s common stock, the cash payments made with respect to the stock options, and the expenses of the merger. The loan is collateralized by 51% of EBI’s shares of the Bank. The interest rate on the loan is indexed to the Wall Street prime rate minus 25 basis points. At December 31, 2003, the interest rate on the loan was 3.75%. The principal payments began on August 31, 2002.

A summary of the remaining scheduled principal payments is as follows:

2004	$310,674
2005	310,674
2006	776,683

$1,398,031

As of the end of each calendar quarter, the Bank must remain well-capitalized as defined in Note 21.

It is anticipated that this RBC Centura Bank note will be paid in full on the effective date of the merger of Essex Bancorp, Inc. with and into Southern Financial Bancorp, Inc. which is projected to occur in the first quarter of 2004, pending regulatory and shareholder approval (Note 23).

NOTE 14 - INCOME TAXES

The components of the provisions for income taxes for the years ended December 31 are summarized as follows:

	2003	2002	2001
Current	$779,538	$454,918	$41,012
Deferred tax reversals	(149,581)	75,540	(474,353)
Utilization of net operating loss (“NOL”) carryforwards	541,290	528,512	819,144
Decrease in valuation allowance	—	(1,018,329)	—

Provision for income taxes	$1,171,538	$40,641	$385,803

The Company is subject to federal and state income taxes, and files a consolidated federal income tax return with its subsidiaries. The Company’s provision for income taxes for financial reporting purposes differs from the amount computed by applying the statutory federal tax rate to income before income taxes for the years ended December 31 as follows:

	2003		2002		2001
	Amount	%	Amount	%	Amount	%
Provision for income taxes at statutory federal tax rate	$932,409	34.0%	$908,955	34.0%	$341,664	34.0%
Increase (decrease) resulting from:
Future benefit of net deferred tax assets not previously recognized	—	—	(1,018,329)	(38.1)	—
State income taxes	109,016	4.0	106,299	4.0	40,247	4.0
Other	130,113	4.7	43,716	1.6	3,892	.4

	$1,171,538	42.7%	$40,641	1.5%	$385,803	38.4%

Significant components of the Company’s deferred tax assets and liabilities as of December 31 were as follows:

	2003	2002
Deferred tax assets:
NOL carryforwards	$2,986,449	$3,527,739
Alternative minimum tax (“AMT”) credit carryover	—	50,180
MSRs	585,980	396,083
Allowance for losses on loans and foreclosed properties	216,837	272,027
Core deposit intangible	565,011	645,727
Deferred compensation	477,362	472,334
Other	19,835	85,462

Net deferred tax assets	4,851,474	5,449,552
Deferred tax liabilities:
Premises and equipment	(102,846)	(101,981)
Basis in acquired loans	(410,182)	(615,527)
Other	(5,063)	(6,952)

Total deferred liabilities	(518,091)	(724,460)

Net deferred tax asset	$4,333,383	$4,725,092

The Company applies an asset and liability approach for determining income taxes as required by SFAS 109. The going-private transaction described in Note 3 resulted in an ownership change of the Company under Section 382 of the Internal Revenue Code. Section 382 limits the amount of the Company’s NOL carryforwards and AMT credit carryover that can be utilized to offset taxable income subsequent to the going-private transaction. The Section 382 limitation is calculated by multiplying the adjusted value of Bancorp immediately before the ownership change on August 31, 2001 by the long-term tax-exempt rate for August 2001. Based on a valuation prepared by an independent third party, the annual taxable income limitation to which the Company’s NOLs can be applied approximates $1.4 million. The impact of this limitation on the ultimate realization of the Company’s deferred tax assets and liabilities was recognized in 2002 through a $1.018 million reduction in the valuation allowance and a reversal of the remaining $1.135 million of NOL carryforwards, which were fully reserved, that will never be realized because of the Section 382 limitation. Management believes that the deferred tax assets and liabilities will be realized based on profitability projections. The realizability of the NOLs will be reevaluated as a result of the change in ownership arising from the Southern Financial Bancorp, Inc. transaction discussed in Note 23.

At December 31, 2003, the Company had NOL carryforwards for income tax purposes of approximately $7.9 million expiring in the years 2008 through 2011.

The Bank and its subsidiaries qualify under provisions of the Internal Revenue Code that permit federal income taxes to be computed after deductions for additions to bad debt reserves. These deductions may be computed using either actual charge-offs or additions to its reserves based on the Bank’s historical experience. If the amounts which have qualified as bad debt deductions (approximately $525,000 at December 31, 2003) are used for purposes other than to absorb bad debt losses, they will be subject to federal income tax at the then applicable rates.

NOTE 15 – SEGMENT REPORTING

SFAS No. 131 - Disclosures about Segments of an Enterprise and Related Information requires companies to report information about the revenues derived from the enterprise’s segments, about the geographical divisions in which the enterprise earns revenues and holds assets and about major customers.

The Company operates through three primary business segments: retail community banking, mortgage banking and mortgage loan servicing. These segments are evaluated based primarily on revenues from customers and pre-tax profit contribution to the total Company. Segment revenues from customers consist of (i) net interest income, which represents the difference between interest earned on loans and investments and interest paid on deposits and other borrowings and (ii) noninterest income, which consists primarily of mortgage loan servicing fees, mortgage banking income (primarily gains on the sale of loans) and service charges and fees (primarily on deposits and the loan servicing portfolio). All inter-segment transactions are eliminated to arrive at the total Company revenue and pre-tax income (loss). Segment revenues and pre-tax income (loss) are determined using accounting policies consistent with those applied in the preparation of the consolidated financial statements.

The following tables present the Company’s business segment information for the years ended December 31, 2003, 2002 and 2001:

	Retail		Mortgage
	Community	Mortgage	Loan	Corporate/
	Banking	Banking	Servicing	Eliminations	Total
	(in thousands)
As of and for the year ended December 31, 2003:
Customer revenues	$4,919	$5,209	$7,089	$(1,110)	$16,107
Affiliate revenues	691	1,122	215	(2,028)	—
Depreciation and amortization	188	68	104	122	482
Pre-tax income	1,287	3,554	2,783	(4,882)	2,742
Total assets	339,455	17,680	9,231	(29,458)	336,908
As of and for the year ended December 31, 2002:
Customer revenues	$3,426	$6,349	$3,276	$(81)	$12,970
Affiliate revenues	1,038	754	475	(2,267)	—
Depreciation and amortization	185	65	89	128	467
Pre-tax income	608	4,633	868	(3,436)	2,673
Total assets	304,337	99,604	6,032	(95,266)	314,707
As of and for the year ended December 31, 2001:
Customer revenues	$1,258	$6,685	$2,588	$(25)	$10,506
Affiliate revenues	475	558	393	(1,426)	—
Depreciation and amortization	172	67	96	108	443
Pre-tax income	(1,349)	5,016	503	(3,165)	1,005
Total assets	301,626	102,275	12,726	(113,814)	302,813

Retail Community Banking. The Company provides retail community banking services through the Bank, which operates five retail banking branches located in North Carolina and Virginia. The Bank is a savings association that attracts deposits from the general public in its primary market area, which, together with borrowings from the FHLB, fund the Bank’s investment predominately in real estate mortgage loans.

Mortgage Banking. The Company engages in mortgage banking activities through Essex First, which conducts its operations out of four offices located in North Carolina and Virginia. Essex First was established primarily to originate loans for sale to private investors in the secondary market in order to generate fee income while avoiding the interest rate and credit risk associated with holding long-term fixed-rate mortgage loans in its portfolio. A majority of all residential mortgage loans originated by Essex First for sale in the secondary market are sold with servicing released to third party investors in order to enhance fee income. Substantially all of the loans originated by Essex First and not sold with servicing released to third party investors are sold to the Bank on a whole loan basis. In addition to its secondary marketing activities, Essex First derives interest revenue from its residential construction loan programs for individuals and builders, as well as builder loan participations acquired from nonaffiliated financial institutions. Construction lending activities generally are limited to Essex First’s primary market, with particular emphasis in the greater Richmond, Virginia market, the Tidewater, Virginia area and counties in northeastern North Carolina. More recently, Essex First has expanded its construction lending into the Raleigh, North Carolina, Northern Virginia and Maryland markets and through its builder loan participations it has expanded indirectly into South Carolina, Alabama, Florida, Georgia, Nevada and Texas.

Mortgage Loan Servicing. The Company provides mortgage loan servicing through LoanCare, which conducts its operations out of corporate headquarters in Norfolk, Virginia. Revenues generated by LoanCare consist primarily of loan servicing fees, late charges and other ancillary fees. In addition to servicing loans for the Bank and Essex First and being licensed by Fannie Mae, Freddie Mac and Ginnie Mae, LoanCare services and subservices loans for approximately 100 clients.

NOTE 16 - MORTGAGE LOAN SERVICING

The Company, through LoanCare services mortgage loans secured by residential real estate throughout the United States. At December 31, 2003, approximately 73% of its mortgage loan servicing portfolio is concentrated among California, Connecticut, Florida, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, and Virginia. Three clients provided approximately 60% of the Company’s servicing volume during the year ended December 31, 2003. One of these clients, representing approximately 10% of the total loan principal balances serviced, transferred its servicing effective December 31, 2003, and the loans were released to another servicer in January 2004. While management is not aware at this time of any circumstances impeding the renewal of these contracts, there can be no assurances that these contracts will be renewed in the future.

At December 31, 2003, 2002 and 2001, LoanCare serviced or subserviced approximately 46,700, 29,300, and 19,500 loans, respectively, with the following outstanding principal balances (in thousands) at December 31 and related servicing fee income (before amortization of MSRs) during the respective years ended December 31:

	2003		2002		2001
	Loan	Loan	Loan	Loan	Loan	Loan
	Principal	Servicing	Principal	Servicing	Principal	Servicing
	Balances	Fee Income	Balances	Fee Income	Balances	Fee Income
Loans owned by the Company	$104,472	$—	$116,360	$—	$128,561	$—
Servicing and sub-servicing rights owned/ participated in by the Company	5,456,054	3,403,630	3,137,371	2,106,365	1,897,812	1,702,058

	$5,560,526	$3,403,630	$3,253,731	$2,106,365	$2,026,373	$1,702,058

As an agent for investors for whom loans are serviced, LoanCare maintains escrow and custodial accounts in which borrower payments for principal, interest, taxes and insurance are deposited. At December 31, 2003, approximately $13.4 million of such accounts were on deposit at unaffiliated banks and $80.6 million of such accounts were on deposit at the Bank, compared to $18.3 million at unaffiliated banks and $64.2 million at the Bank at December 31, 2002.

Advances for taxes, insurance and other (principal and interest, where applicable) disbursements consist of advances on behalf of investors and advances on behalf of certain investors that have requested LoanCare perform special collection and administrative services. The investor is contractually required to reimburse LoanCare for such advances. In addition, certain investors have recourse against LoanCare in the event of default on loans that are serviced under a regular servicing option ($658,000, as of December 31, 2003). A valuation allowance has been established for advances for taxes, insurance and other disbursements to provide for losses related to LoanCare’s servicing portfolio.

Certain clients require loan servicers to maintain a specific net worth. FNMA and HUD provide the two most restrictive net worth requirements and measurements. FNMA has the most stringent of the net worth requirements, and required LoanCare to have a net worth of $3.9 million as of December 31, 2003. FNMA determines net worth based on shareholder’s equity, which as of December 31, 2003 was $7.4 million. LoanCare, therefore, exceeded FNMA’s net worth requirement by $3.5 million as of December 31, 2003. HUD required LoanCare to have a net worth of $1.0 million as of December 31, 2003. HUD determines net worth by subtracting certain ineligible assets from shareholder’s equity. The net worth of LoanCare as of December

31, 2003, under HUD’s methodology, was $4.1 million, which exceeded HUD’s net worth requirement by $3.1 million as of December 31, 2003. LoanCare exceeded all client net worth requirements as of December 31, 2003. Failure to comply with a net worth requirement could result in the termination of the servicing arrangement.

As a result of fluctuations in mortgage loan prepayment activity, the Company maintains a valuation allowance in order to reduce the carrying value of its MSRs to the lower of cost or market value at December 31, 2003 and 2002. It is possible that fluctuations in mortgage loan prepayment activity will result in changes in the value of MSRs in the near term.

Following is an analysis of the changes in the Company’s MSRs for the years ended December 31:

	Carrying	Valuation
	Value	Allowance
Balance at January 1, 2001	$2,152,229	$(36,840)
Purchases and originations	199,377	—
Amortization	(525,842)	—
Valuation adjustments:
Impairment	—	(166,794)
Recapture	—	30,105

Balance at December 31, 2001	1,825,764	(173,529)
Purchases and originations	339,197	—
Amortization	(431,312)	—
Valuation adjustments:
Impairment	—	(206,305)
Recapture	—	24,751

Balance at December 31, 2002	1,733,649	(355,083)
Purchases and originations	1,208,788	—
Amortization	(405,602)	—
Valuation adjustments:
Impairment	—	(415,509)
Permanent impairment	(282,616)	282,616
Recapture	—	19,073

Balance at December 31, 2003	$2,254,219	$(468,903)

The fair value of MSRs was $1.95 million and $1.41 million at December 31, 2003 and 2002, respectively. The fair value of MSRs at December 31, 2001 was $1.82 million. The weighted average amortization period for MSRs acquired in 2003 is 230 months. The following table sets forth the projected amortization of MSRs:

2004	$361,889
2005	290,228
2006	235,381
2007	190,957
2008 and thereafter	706,861

$1,785,316

NOTE 17 - EMPLOYEE BENEFIT PLANS

Employees of EBI’s subsidiaries participate in a 401(k) retirement plan administered by EBI. Annual contributions to the plan are discretionary, as authorized by the boards of directors of EBI and its subsidiaries. In 2003, 2002 and 2001, the Company matched 30% of employee contributions of up to 6% of compensation as defined by the plan, which resulted in a $49,000, $53,000, and $49,000, matching contribution by the Company for the plan years ended December 31, 2003, 2002 and 2001, respectively.

Certain employees of EBI’s subsidiaries participate in a Supplemental Executive Retirement Plan (“SERP”). Liabilities from the SERP of $278,000 and $292,000 are included in Other liabilities as of December 31, 2003 and 2002, respectively. An expense of $20,000, $38,000, and $43,000, was recognized in 2003, 2002 and 2001, respectively, in connection with employee vesting in the SERP. The SERP provides deferred compensation of 5% to 10% of a covered employee’s salary. Deferred compensation in excess of 5% is discretionary and subject to the approval of EBI’s Executive Compensation Committee. Participants in the SERP as of December 31, 2003 are 100% vested in all contributions.

NOTE 18 - PREFERRED STOCK

On September 15, 1995, EBI merged with Home Bancorp, Inc. (“Home Bancorp”) and its wholly owned subsidiary, Home Savings Bank, F.S.B., a Norfolk, Virginia-based savings institution (the “Home Acquisition”). In exchange for all of the outstanding stock of Home Bancorp, the stockholders of Home Bancorp received 2,250,000 shares of nonvoting perpetual preferred stock of EBI with a redemption and liquidation value of $14.2 million for the Series B preferred stock and $834,000 for the Series C preferred stock. The preferred stock and accrued dividends were exchanged for 2,388,821 shares of common stock of EBI in connection with the going-private transaction discussed in Note 3.

Several preferred shareholders did not tender their shares. These remaining shares and the related accrued dividends will be escheated in 2004.

NOTE 19 - COMMON STOCK

Warrants: In connection with the Home Acquisition, the stockholders of Home Bancorp received warrants to purchase 7,949,000 shares of EBI common stock at a price of $0.9375 per share, which became exercisable in September 1998. These warrants were exchanged for 111,231 shares of common stock of EBI in connection with the going-private transaction discussed in Note 3.

Stock Options: In 1995, the Company adopted the Essex Bancorp, Inc. Stock Option Plan (the “Option Plan”). Stock appreciation rights (“SARs”) could be issued in tandem with options granted under the Option Plan. In connection with the going-private transaction discussed in Note 3, the Option Plan was liquidated and the then remaining holders of options granted under these plans were paid an aggregate amount of $20,429.

The following table summarizes activity under the option plans for the year ended December 31, 2001.

	Option Plan		Directors Option Plan
	Number of	Option	Number of	Option
	Options	Price	Options	Price
Options outstanding as of January 1, 2001	173,500	$1.250-2.250	7,300	$0.9375-3.8750
Cancelled	(7,000)	1.750
Cancelled (Note 3)	(166,500)	1.250-2.250	(7,300)	0.9375-3.8750

Options outstanding as of December 31, 2001	—		—

As of December 31, 2003 and 2002, the Company had an obligation of $830,000 and $788,000, respectively, including interest, to its Chief Executive Officer resulting from the exercise of his SARs in November 1997, which amount is included in other liabilities. In connection with the pending merger with Southern Financial Bancorp, Inc., this obligation is scheduled to be satisfied.

Restricted Stock: In connection with the pending merger with Southern Financial Bancorp, Inc., EBI has approved the granting of 45,962 shares of restricted common stock, subject to stockholder approval. These restricted shares vest effective with the completion of the merger of EBI with and into Southern Financial Bancorp, Inc. (Note 23).

NOTE 20 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Quoted market prices, if available, are utilized as an estimate of the fair value of financial instruments. Because no quoted market prices exist for a significant part of the Company’s financial instruments, the fair value of such instruments has been based on assumptions, which management believes to be reasonable, with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates. Because these estimates do not necessarily represent actual purchases or sales of financial instruments, the market value could be materially different from the estimates presented below. In addition, the estimates are only indicative of individual financial instruments’ value and should not be considered an indication of the fair value of the Company taken as a whole.

The following summary presents the methodologies and assumptions used to estimate the fair value of the Company’s financial instruments. Much of the information used to determine fair value is highly subjective and judgmental in nature, and therefore, the results may not be precise. The subjective factors utilized include, among other things, estimates of cash flows, risk characteristics, credit quality, and interest rates, all of which are subject to change. In addition, the calculation of estimated fair values is based on market conditions at December 31, 2003 and 2002 and may not be reflective of current or future fair values.

Financial Assets. The carrying amounts reported for cash and cash equivalents, FHLB stock, securities available for sale and accrued interest receivable approximate those assets’ fair values. The fair value of loans held for sale is estimated based on commitments into which individual loans will be delivered. The fair value of loans held for investment is based on the Sensitivity Report produced for the Bank by the FHLB. The fair values in this Sensitivity Report are determined by discounted cash flows based upon yield, maturity, repricing, and current rate data reported by the Bank to the OTS. For nonperforming loans, the estimated fair value is not greater than the estimated fair value of the underlying collateral.

Financial Liabilities. The fair value of demand deposits, savings accounts, and money market deposits is the amount payable on demand at the reporting date. The fair values of fixed maturity certificates of deposit and FHLB advances are based on the Sensitivity Report produced for the Bank by the FHLB. The fair values in this Sensitivity Report are determined by discounted cash flows based upon maturity, cost, and current rate data as reported by the Bank to the OTS. The carrying amounts of the note payable and accrued interest payable approximate fair value.

The Company has off-balance-sheet financial instruments in the form of commitments to extend credit, recourse on MSRs acquired from third parties, and recourse on loans sold to third parties. Because commitments to extend credit approximate current market commitment terms, their fair value is not considered significant. The fair value of recourse on MSRs acquired from third parties and loans sold to third parties is the estimated liability allocated to off-balance sheet recourse.

	December 31, 2003		December 31, 2002
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
	(in thousands)
Financial Assets:
Cash and cash equivalents	$126,818	$126,818	$47,188	$47,188
FHLB stock	1,482	1,482	1,796	1,796
Securities available for sale	1,552	1,552	522	522
Mortgage-backed securities available for sale	1,485	1,485	1,828	1,828
Mortgage-backed securities held to maturity	37,918	37,704	—	—
Loans held for sale	1,810	1,845	8,580	8,887
Loans held for investment, net	152,614	156,502	240,390	244,943
Accrued interest receivable	766	766	1,273	1,273
Financial Liabilities:
Deposits with no stated maturity	$148,378	$148,378	$122,409	$122,409
Time deposits	158,495	161,497	164,577	169,370
FHLB advances	—	—	—	—
Note payable	1,398	1,398	1,709	1,709
Accrued interest payable	51	51	52	52
Off-balance sheet commitments and recourse obligations	7	7	5	5

NOTE 21 - REGULATORY MATTERS

The Bank is required, pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”) and the OTS regulations promulgated thereunder, to satisfy three separate requirements of specified capital as a percent of the appropriate asset base: a tangible capital requirement, a core or leverage capital requirement, and a risk-based capital requirement. At December 31, 2003 and 2002, the Bank was in compliance with the capital requirements established by FIRREA.

Section 38 of the Federal Deposit Insurance Act, as added by the FDIC Improvement Act (“FDICIA”), requires each appropriate agency and the FDIC to, among other things, take prompt corrective action (“PCA”) to resolve the problems of insured depository institutions that fall below certain capital ratios. Federal regulations under FDICIA classify savings institutions based on four separate requirements of specified capital as a percent of the appropriate asset base: tangible equity, Tier I or leverage capital, Tier I risk-based capital, and total risk-based capital. As of December 31, 2003 and 2002, the Bank was “well capitalized” for PCA purposes.

The Bank’s capital amounts and ratios as of December 31, 2003 and 2002 are presented in the following tables (dollars in thousands):

			To Be Adequately		To Be Well
			Capitalized		Capitalized
	Actual		Under FDICIA		Under FDICIA
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2003
Total risk-based capital	$25,640	20.86%	$9,833	8.00%	$12,292	≥10.0%
Tier I risk-based capital	24,558	19.98%	4,917	4.00%	7,375	≥6.0%
Tier I (leverage) capital	24,558	7.34%	13,377	4.00%	16,722	≥5.0%
Tangible equity	24,558	7.34%	5,016	1.50%	—	—
As of December 31, 2002
Total risk-based capital	$23,844	12.51%	$15,243	8.00%	$19,053	≥10.0%
Tier I risk-based capital	22,642	11.88%	7,621	4.00%	11,432	≥6.0%
Tier I (leverage) capital	22,642	7.27%	12,463	4.00%	15,579	≥5.0%
Tangible equity	22,642	7.27%	4,674	1.50%	—	—

NOTE 22 - PARENT COMPANY ONLY FINANCIAL INFORMATION

Balance Sheets
December 31, 2003 and 2002
(in thousands)

	2003	2002
ASSETS
Cash	$63	$75
Investment in subsidiaries	26,984	25,712
Other	116	143

	$27,163	$25,930

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Note payable (Note 13)	$1,398	$1,709
Redeemable Preferred Stock redemption proceeds payable	61	72
Other (Note 19)	865	878

Total Liabilities	2,324	2,659
SHAREHOLDERS’ EQUITY	24,839	23,271

	$27,163	$25,930

Statements of Operations
For the Years ended December 31, 2003, 2002 and 2001
(in thousands)

	2003	2002	2001
Interest expense	$(62)	$(81)	$(27)
Noninterest income (expense)	(95)	(7)	42

Income (loss) before income taxes and undistributed income of subsidiaries	(157)	(88)	15
Benefit from (provision for) income taxes	32	34	(6)

Income (loss) before undistributed income of subsidiaries	(125)	(54)	9
Undistributed income of subsidiaries	1,696	2,687	610

Net income	$1,571	$2,633	$619

Statements of Cash Flows
For the Years ended December 31, 2003, 2002 and 2001
(in thousands)

	2003	2002	2001
OPERATING ACTIVITIES
Net income	$1,571	$2,633	$619
Adjustments to reconcile net income to cash provided by operating activities:
Equity in income of subsidiaries	(1,696)	(2,687)	(610)
Decrease in other assets	27	21	84
(Decrease) increase in other liabilities	(13)	(207)	32

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(111)	(240)	125

FINANCING ACTIVITIES
Proceeds of note payable	—	108	1,756
Payments on note payable	(311)	(155)	—
Going-private transaction (Note 3)	—	(19)	(1,840)
Dividends from subsidiaries	421	265	—
Redemption of Settlement Preferred Stock	(11)	(1)	(3)

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	99	198	(87)

NET (DECREASE) INCREASE IN CASH	(12)	(42)	38
CASH AT BEGINNING OF YEAR	75	117	79

CASH AT END OF YEAR	$63	$75	$117

As EBI has no source of funds of its own, it is dependent on the Bank to fund holding company operating expenses and debt service payments on the note payable.

NOTE 23 – PENDING MERGERS

EBI, LoanCare and Southern Financial Bancorp, Inc. (“Southern Financial”) signed a definitive merger agreement as of July 24, 2003, providing for the merger (the “Merger”) of EBI with and into Southern Financial. Southern Financial will issue shares of its common stock for all the issued and outstanding common stock of EBI. Immediately prior to the completion of the Merger, LoanCare will spin off from the Company and the current shareholders of EBI (excluding holders of restricted stock) will directly own LoanCare. In connection with the Merger, Southern Financial will purchase 24.9% of the outstanding shares of LoanCare common stock. The Merger is expected to close in the first quarter of 2004, subject to shareholder and regulatory approval.

On November 3, 2003, Southern Financial entered into a definitive agreement with Provident Bankshares Corporation, a Maryland corporation (“Provident”), providing for the merger of Southern Financial with and into Provident (the “Provident Merger”). The Provident Merger is subject to regulatory approvals and approval by the shareholders of Southern Financial and Provident. It is a condition to the closing of the Provident Merger that the merger of Essex into Southern Financial be completed or be terminated in accordance with the terms of the merger agreement and, if terminated, that there be no litigation against Southern Financial with respect to such termination that could have a material adverse effect on Provident. Upon completion of the Provident Merger, Provident, as successor to Southern Financial, will own 24.9% of the outstanding common shares of LoanCare common stock. The Provident Merger is expected to close in the second quarter of 2004.

In conjunction with the Merger, the Company has incurred and the operating results reflect $837,000 in expenses to facilitate the Merger and the spin-off of LoanCare. These expenses are for legal fees, audit fees, consulting fees, personnel expenses, travel and licensing fees. The licensing expenses are related to the licensing of LoanCare as a separate mortgage banking entity. LoanCare, as a wholly owned subsidiary of a federal savings association, has previously had a federal preemption from separate licensing in each state in which it operated.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Consolidated Balance Sheet reflects the historical position of Essex Bancorp, Inc. (“Essex”) and Southern Financial Bancorp, Inc. (“Southern Financial”) at December 31, 2003 with pro forma adjustments based on the assumption that the merger of Essex into Southern Financial was effective December 31, 2003, the spin off of LoanCare Servicing Center, Inc. (“LoanCare”) to the shareholders of Essex (other than holders of restricted Essex common stock) was effective immediately prior to the merger and that the issuance of a number of shares of LoanCare common stock to Southern Financial so that it has a 24.9% ownership in LoanCare occurred at the same time as the completion of the merger. The pro forma adjustments are based on the purchase method of accounting. The Unaudited Pro Forma Consolidated Statement of Income assumes that the spin off, merger and issuance of shares of LoanCare to Southern Financial were consummated on January 1, 2003. The adjustments are based on the issuance of 0.38719 shares of Southern Financial common stock for each shares of Essex common stock outstanding at the effective time of the merger and information available and certain assumptions that Southern Financial believes are reasonable. Management has not identified, quantified or evaluated any material restructuring costs at this time. The final allocation of the purchase price between stockholders’ equity and goodwill will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of Essex’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Any change in the fair value of the net assets of Essex will change the amount of the purchase price allocable to goodwill. Further, changes such as net income from January 1, 2004 through the date the merger is complete will also change the amount of goodwill recorded. In addition, the final adjustments may be different from the unaudited pro forma adjustments presented herein.

     The unaudited pro forma consolidated financial information is intended for informational purposes only and is not necessarily indicative of the future financial position or future operating results of the combined company or of the financial position or operating results of the combined company that would have actually occurred had Southern Financial and Essex been combined as of the date or for the periods presented. The following information should be read in conjunction with and is qualified in its entirety by the historical consolidated financial statements and accompanying notes of Essex and Southern Financial.

Unaudited Pro Forma Combined Balance Sheet
December 31, 2003

			Pro Forma Adjustments
	Southern
	Financial	Essex	Spin-off		Merger		Proforma
	Bancorp, Inc.	Bancorp, Inc.	Transaction		Transaction		Combined
	(Dollars in thousands)
Assets
Cash and due from banks	$24,859	$19,434	$(2,309	) a	$(3,570	) c	$38,414
Overnight earning deposits	11,527	107,384	—				118,911
Investment securities, available for sale	127,332	3,037	(1,552	) a			128,817
Investment securities, held-to-maturity	250,201	37,918	—				288,119
Loans held for sale	8,651	1,810	—		35	f	10,496
Loans receivable, net	601,118	152,614	(262	) a	3,888	f	757,358
Intangible assets, net	2,371	—	—		8,520	f	10,891
Goodwill	11,796				20,106	f	31,902
Cash surrender value of life insurance	23,378	—	—				23,378
Premises and equipment	9,573	4,209	(572	) a			13,210
Other assets	23,582	10,502	(4,536	) a
			1,846	b			34,524
			3,130	f

Total Assets	$1,094,388	$336,908	$(4,255)		$28,979		$1,456,020

Liabilities and Shareholders’ Equity
Deposits	$743,737	$306,873	$—		$3,002	f	$1,053,612
Advances from Federal Home Loan Bank	71,796	—	—				71,796
Securities sold under agreements to repurchase	137,959	—	—				137,959
Callable long-term debt	23,000	—	—				23,000
Note payable		1,398	—				1,398
Other liabilities	25,039	3,798	(1,817	) a	(834)	g
					2,982	f	29,168

Total liabilities	1,001,531	312,069	(1,817)		5,150		1,316,933
Preferred stock	—	—
Common stock, par value	62	25		a	(25	) d
			—	b	9	e	71

Paid-in capital	91,700	21,822	(809	) a	(21,013	) d
			4,976	b	40,411	e
					834	g	137,921
Retained earnings	—	2,984	(6,605	) a	3,621	d	—
Accumulated other comprehensive income	1,095	8			(8	) d	1,095

Total shareholders equity	92,857	24,839	(2,438)		23,829		139,087

Total Liabilities and Shareholders’ Equity	$1,094,388	$336,908	$(4,255)		$28,979		$1,456,020

NOTES

a.	This adjustment reflects the spin off of Essex’s entire interest in LoanCare.

b.	This adjustment reflects the pro rata allocation of the shares of Southern Financial common stock to be issued representing Southern Financial’s acquisition of 24.9% of LoanCare, represented as a minority interest, using the equity method. LoanCare’s total equity as of December 31, 2003 was $7,413,936 of which 24.9%, or $1,846,070, was acquired as part of the total purchase price of $45,395,676 plus pro rata allocation of goodwill totaling $3,130,226.

c.	This adjustment reflects the estimated merger-related costs, tax effected at 35%. The offset to the cash outlay is goodwill.

d.	This adjustment represents the elimination of equity of Essex as part of the purchase accounting transactions.

e.	This adjustment represents the issuance of 985,791 shares of Southern Financial common stock to shareholders of Essex, excluding 54,871 shares which have been allocated to Southern Financial’s 24.9% interest in LoanCare.

f.	Goodwill calculated as follows, based on a stock price of $46.05, which was the price of the Southern Financial common stock on February 27, 2004, the date the merger with Essex was effective:

	Purchase price	$45,395,676
add:	Estimated transaction costs, net of taxes	3,570,370
	Deferred tax liability created	2,982,000

			51,948,046
	Net book value of Essex Bancorp, Inc. as of December 31, 2003	24,839,172
deduct:	75.1% of LoanCare, representing effect of spin-off transaction	5,567,866

			19,271,306

	Total excess of purchase price over net book value		32,676,739
	Excess of purchase price over net book value-LoanCare		3,130,226

	Excess of purchase price over net book value-Essex		29,546,513

	Less: Market value adjustments-loans held for sale		35,000
	Market value adjustments-loans receivable		3,888,000
	Market value adjustments-deposits		(3,002,000)
	Estimated core deposit intangible		8,520,000

	Goodwill		20,105,513

h.	This adjustment represents the issuance of 18,009 shares of Southern Financial common stock to Gene D. Ross, President of Essex, to satisfy Essex’s obligation to Mr. Ross totaling $833,733 as of February 27, 2004.

Unaudited Pro Forma Combined Statement of Income
For the Year Ended December 31, 2003

			Pro Forma Adjustments
	Southern	Essex
	Financial	Bancorp,	Spin-off		Merger		Pro Forma
	Bancorp, Inc.	Inc.	Transaction		Transaction		Combined

	(In thousands, except per share data)
Interest Income
Loans	$40,325	$13,556	$(39	) a	$—		$53,842
Investment securities	13,945	1,108	—		(167	) b	14,886

Total interest income	54,270	14,664	(39)		(167)		68,728
Interest Expense
Deposits	9,842	6,006	—		—		15,848
Borrowings	4,931	66	—		—		4,997

Total interest expense	14,773	6,072	—		—		20,845
Net interest income	39,497	8,592	(39)		(167)		47,883
Provision for loan losses	4,805	434	—		—		5,239

Net interest income after provision for loan losses	34,692	8,158	(39)		(167)		42,644
Noninterest Income
Account maintenance and electronic banking fees	3,132	248	—		—		3,380
Commercial service fees	691	—	—		—		691
Other loan fees	606	5,133	(3,911	) a	—		1,828
Gain on sale of loans	1,796	—	—		—		1,796
Gain (loss) on investment securities, net	(95)	—	—		—		(95)
			430	c
Other income	1,601	2,134	(2,077	) a	—		2,088

Total noninterest income	7,731	7,515	(5,558)		—		9,688
Noninterest Expenses
Employee compensation and benefits	12,008	6,959	(2,279	) a			16,688
Premises, equipment and data processing	6,028	1,503	(1,023	) a	—		6,508
Merger related expenses	770						770
Other	4,055	4,468	(1,218	) a	852	d	8,157

Total noninterest expenses	22,861	12,930	(4,520)		852		32,123
Income before taxes	19,562	2,743	(1,077)		(1,019)		20,209
Income tax expense	6,378	1,172	(572	) a	(357)		6,621

Net income	$13,184	$1,571	$(505)		$(662)		$13,588

Earnings per common share:
Basic	$2.19	$0.63					$1.93
Diluted	$2.10	$0.63					$1.87
Weighted average shares outstanding
Basic	6,033	2,500			1,004	e	7,037
Diluted	6,269	2,500			1,004	e	7,273

a.	This adjustment represents the spin-off of LoanCare, adjusted for intercompany activity between Essex Savings Bank and LoanCare.

b.	This adjustment represents the estimated cost of cash needed to fund merger-related costs

c.	This adjustment represents 24.9% of LoanCare earnings for the year ended December 31, 2003. As a result of the spin-off, LoanCare minority interest accounted for using the equity method.

d.	This adjustment represents one year amortization of core deposit premium of $8,520,000 which is being amortized over 10 years.

e.	This adjustment represents the 985,791 shares of Southern Financial common stock issued in the merger, plus 18,009 shares issued in connection with a payment to Gene D. Ross, the President and Chief Executive Officer of Essex.